                                                                   EXHIBIT 10.23

     AGREEMENT effective as of July 1, 1994 by and between NITINOL MEDICAL TECHNOLOGIES, INC. (hereinafter together with its affiliates, subsidiaries, successors, and assigns collectively called "NMT") and JASON HARRY (hereinafter called "Harry").

                                   WITNESSETH
                                   ----------

          WHEREAS, NMT, during the period extending from January 1, 1994, to the effective date of the Agreement (the "Consulting Term"), retained Harry as a consultant and desires to secure Harry's services after the Consulting Term upon the terms hereinafter set forth; and

          WHEREAS, Harry desires to render services to NMT upon the terms and conditions hereinafter set forth;

          WHEREAS, NMT has developed and is developing medical devices, including devices made of the shape memory metal alloy nitinol.

          NOW, THEREFORE, in consideration of the covenants hereinafter contained, the parties hereto agree as follows:


          1.   Employment.  NMT hereby agrees to employ Harry, and Harry agrees
               ----------
to serve as an employee of NMT for the employment term set forth in this agreement, subject to the terms and conditions hereinafter set forth.


          2.   Employment Term.  The term of employment ("Employment Term")
               ---------------
shall be a period of three years commencing July 1, 1994. Thereafter, the Employment Term shall automatically be renewed for successive periods of two years unless one party gives notice to the other of its intention not to renew, such notice to be given not less than three months before the end of the then current Employment Term. Harry shall serve as Director of Engineering, and shall properly perform such duties as may be assigned to him from time to time by the executive officers and/or the Board of Directors of NMT.


          3.   Extent of Services; Duties.  During the Employment Term, Harry
               --------------------------
will devote his full time and effort to the business and affairs of NMT and shall not be engaged in any other business activity. Harry will work in the areas of research and development, manufacturing, engineering, regulatory compliance, good manufacturing practices, quality assurance and control and related matters, will observe good laboratory practices, and will use his best efforts to promote the interests of NMT.

          4.   Compensation.  During the Employment Term, NMT  shall pay in
               ------------
semi-monthly installments to Harry a salary (the "Salary") of not less than $70,000 per year during the first year of the Employment Term, not less than $80,000 per year during the second year of the Employment Term, and not less than $90,000 per year during the third year of the Employment Term. For each year of each renewed period of the Employment Term, the salary paid to Harry will be not less than $10,000 more than that paid during the just prior year of the Employment Term. NMT will also include Harry in its group health plan and provide coverage thereunder, provided that Harry will pay 25% of the premium cost of such coverage or such other standard as established by NMT.


          5.   Career Incentive Bonus Plan.  NMT agrees that not later than the
               ---------------------------
date of execution of This Agreement it will grant to Harry an option to purchase 30,000 shares of NMT's common stock at an agreed-upon price per share under NMT's Qualified Stock Option Plan which shall vest in accordance with the Plan.


          6.   Expenses.  NMT will reimburse Harry against appropriate vouchers
               --------
for authorized business expenses reasonably incurred by him in the performance of his duties pursuant to the terms of this Agreement.


          7.   Secrecy; Inventions.
               -------------------

          (a) Harry agrees that he shall not, during or after the Employment Term, for any reasons whatsoever, divulge, furnish or make accessible to any person, firm, corporation or other business entity, any confidential information, including but not limited to, inventions, processes, trade secrets, practices, methods, products or any confidential or secret aspect of the business of NMT without the prior written consent of NMT. This provision shall not apply to any confidential information which, through no breach of this agreement by Harry, becomes generally known in the medical device industry.

          (b) Harry agrees to communicate and make known to NMT in a preservable manner all significant knowledge acquired by him during the Employment Term, including laboratory notes and logs relating to any methods, developments, and/or improvements, or know-how which concern, or reasonably should be expected to concern, the present or future business of NMT.

          (c) Harry agrees to assign to NMT any invention, idea, discovery or improvement conceived of, developed or perfected, solely or jointly, by Harry during the Employment Term relating to medical devices or to the making, fabrication, training or use of nitinol, and to execute all documents and do all further acts which may be necessary or appropriate to perfect such assignment and at the request of NMT to cause a patent application to be made and a patent to issue and/or to defend a patent application or a patent on any such invention, in the United States and any other country, provided that all expenses in connection herewith shall be paid by NMT.


          8.   Royalty.
               -------

          (a) NMT shall pay Harry a XXXXXX royalty on the Net Sales by NMT of any product in a jurisdiction where NMT has an issued patent or pending patent application, filed subsequent to the commencement of the Consulting Term, on an invention of Harry. To the extent NMT does not sell products under such patent but receives patent royalties from a third party, Harry shall receive XXXXXX of such Patent royalties actually collected by NMT. Notwithstanding the foregoing
(a) no royalty shall be paid to Harry if his invention relates to a product which NMT was selling as of the commencement of the Consulting Term or as to which NMT was receiving royalty as of the commencement of the Consulting Term, unless Harry's invention results in an increased sale price or royalty paid to NMT, and (b) if Harry is not the sole inventor, such royalty shall be apportioned (e.g. if there are two inventors, Harry shall receive a royalty equal to one-half of his royalty as a sole inventor) or as unanimously directed by the inventors. Net Sales shall be the amount actually collected by NMT and shall not include transportation charges, freight and delivery charges, normal trade discounts allowed to customers at the time of sale, sales, use or excise taxes included in the gross sales price of the product, sales of samples and occasional sales of test or experimental devices, and credits or allowances given on account of rejection or return of products previously delivered and paid for. Royalties shall be paid to Harry quarterly within 75 days after the end of each calendar quarter and Harry shall have the right within one year after receipt of a royalty statement, to have a public accountant, during normal business hours, audit NMT's books to verify the accuracy of the royalty payments due pursuant to this Section 8.

          (b)  Notwithstanding the foregoing, the royalty provided in paragraph
(a) above shall be reduced by XXXXXX from and after the time when Harry's employment with NMT shall be terminated voluntarily by Harry (other than by reason of death or disability), and shall be eliminated entirely if Harry's employment with NMT shall be terminated voluntarily by Harry (other than by reason of death or disability) less than three years from the commencement of employment.


          9.   Restrictive Covenant.
               --------------------

          (a) Harry agrees that during the Employment Term hereof and for a period of 12 months next succeeding the termination of his employment with NMT for any reason whatsoever, he will not, directly or indirectly engage in any business activity in competition with the business then being conducted or actively contemplated by NMT, whether for Harry's own account or as executive, partner, officer, director, employee, consultant or holder of more than 5% equity interest in any other entity or person. Harry further agrees that during said 12 month period he will not hire, offer to hire, entice away or try to persuade any executive, employee, supplier or agent of NMT to discontinue the relationship with NMT, or assist any member of his immediate family, any business associate or other person, for consideration or otherwise, to do any of the aforesaid prohibited things.

          (b) If Harry shall breach any of this Section 9, Career Incentive Bonus Plan benefits (or any stock option or purchase rights which may be granted), whether vested or unvested, shall be paid or transferred to Harry until final resolution of any claims by NMT for money damages, and NMT, in addition to any money damages, shall be entitled to an injunction to be issued by a court of competent jurisdiction enjoining, restraining or restricting Harry from such breach or violation.


          10.  Relocation.  It is required that Harry be available at NMT's
               ----------
offices and therefore shall be required to relocate his residence to the vicinity of NMT's offices. NMT shall reimburse Harry for the actual costs and expenses of such relocation, to a maximum of $10,000.


          11.  Miscellaneous.
               -------------

          (a) Neither this Agreement nor its execution and delivery has been induced by any representation, stipulation, warranty, agreement or understanding of any kind other than those specifically set forth herein. This Agreement constitutes the whole agreement between the parties hereto and there are no terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto and no discharge of the terms hereof or by a writing signed by the parties hereto. No waiver by either party of any breach of any provision or condition of this Agreement shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time or of the provision or condition itself.

          (b) Each provision of this Agreement is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof. If any of the provision of this Agreement should be determined to be unenforceable by reason of being unreasonable in duration or in area, then such provision is intended to and shall extend only for such period of time and in such area as is determined to be reasonable and enforceable.

          (c) All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time mailed enclosed in a certified postage-paid envelope, return receipt requested, addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may have fixed by a notice, and simultaneously by facsimile telephone to the Fax phone number provided by the parties; provided, however, that any notice of any change of address or change of Fax number shall be effective only upon receipt.


          If to NMT:

          Thomas M. Tully
          Nitinol Medical Technologies, Inc.
          263 Summer Street, 7th Floor
          Boston, MA  02210-1503
             Fax: 617/737-0924



          If to Harry:

          Jason D. Harry
          Nitinol Medical Technologies, Inc.
          263 Summer Street, 7th Floor
          Boston, MA  02210-1503
             Fax: 617/737-0924


          (d) This agreement shall inure to the benefit of and be binding upon NMT and its successors and assigns, and upon Harry and his heirs, executors, administrators and legal representatives.

          (e) Captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision thereof.

          (f) The terms and provisions of this Agreement and any dispute or controversy arising hereunder shall be governed by the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to the principles of conflicts of laws thereof. Any dispute or controversy arising out of this Agreement shall be submitted to binding arbitration to be held in the City of New York in accordance with the rules of the American Arbitration Association then in effect.

          (g) This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

          IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals the day and year first above written.

                                   NITINOL MEDICAL TECHNOLOGIES, INC.



                                   By /s/ Thomas M. Tully
                                      --------------------------
                                      Thomas M. Tully
                                      Chief Executive Officer



                                      /s/ Jason D. Harry
                                      ------------------------------
                                      Jason D. Harry